BROWN ADVISORY FUNDS
ADDENDUM TO THE TRANSFER AGENT SERVICING AGREEMENT

THIS ADDENDUM, effective as of October 1, 2015, to the Transfer Agent Servicing Agreement dated as of May 2, 2012, (the “Agreement”), is entered into by and between BROWN ADVISORY FUNDS, a Delaware statutory trust, (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to modify the Agreement to add the MARS SystemTM; and

WHEREAS, Section 13 of the Agreement allows for its modification by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

The parties agree to add the following service to Section 2 of the Agreement:

2. U.         MARS SystemTM

USBFS shall provide the MARS SystemTM and data warehouse services set forth in Exhibit D to this Agreement, subject to the terms and conditions specified in Exhibit D, as the same may be amended from time to time.

The Trust hereby acknowledges that Exhibit D is an integral part of the Agreement and, to the extent services included in Exhibit D are selected by the Trust, such services shall also be subject to the terms and conditions of the Agreement.  The provisions of Exhibit D shall continue in effect for as long as the Agreement remains in effect, unless sooner terminated pursuant to Section 13 hereof.

The indemnity and defense provisions set forth in Section 8 of the Agreement and in Exhibit D, if applicable, shall indefinitely survive the termination and/or assignment of the Agreement.

Exhibit C, the fees of the Agreement, is hereby superseded and replaced with Amended Exhibit C to include the MARS SystemTM fees

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

(signatures on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

BROWN ADVISORY FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ David M. Churchill	By: /s/ Ian Martin

Name: David M. Churchill	Name: Ian Martin

Title: President	Title: Executive Vice President

Amended Exhibit C to the Transfer Agent Servicing Agreement – Brown Advisory Funds
June Services 2015 through May Services, 2018

Fees on Complex Assets, includes PFO, Secretary Responsibilities

Fund Administration, Fund Accounting, Transfer Agent Services
Annual Fees for the Brown Advisory Funds Complex

[  ] basis points on the first $[  ]  in assets
[  ]  basis points on the next $[  ] in assets
[  ]  basis points on the next $[  ]
[  ] basis points on the next $[  ]
[  ]  basis points on the next $[  ]
[  ] basis points on all assets over $[  ]

Subject to annual minimums of $[  ] per fund for all funds with 3 share classes and $[  ] per fund for all funds with less than 3 share classes.  The total minimum fee amount is applied in aggregate to the entire fund complex.

Chief Compliance Officer Support Fee (Fund Complex)
$[  ] year Transfer Agent
$[  ] year Fund Accounting
$[  ] /year Fund Administration

Fund Administration

Services Included in Annual Fee per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	Annual Legal Update
▪	See Agreement for more details

Services Not Included in Annual Fee per Fund

Third Party Administrative Data Charges (descriptive data for each security)
▪	$[ ] per security per month for fund administrative data

Prices above are based on using U.S. Bancorp standard data pricing services and are subject to change.

Out-Of-Pocket Expenses
Including but not limited to postage, stationery, programming, special reports, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), proxies, insurance, EDGAR/XBRL filing, record retention, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing charges, PFIC monitoring and conversion expenses (if necessary).

Additional Services
Available but not included above are the following services – USBFS legal administration (e.g. subsequent new fund launch), daily performance reporting, daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), Master/Feeder Structures and additional services mutually agreed upon.

Amended Exhibit C (continued) to the
Transfer Agent Servicing Agreement -  Brown Advisory Funds
June Services 2015 through May Services, 2018

Services Included in Annual Fee

▪	Per account fees, open and closed
▪	Manual Shareholder Transaction & Correspondence
▪	Omnibus Account Transactions
▪	Daily Valuation/Manual 401k Trade
▪	Report Source – Client On-Line Access to Fund and investor data (does not include non-standard file delivery)
▪	See agreement for more details

Services Not Included in Annual Fee

CUSIP Setup
▪	CUSIP Setup beyond the initial CUSIP - $[ ] per CUSIP
▪	Expedited CUSIP Setup - $[ ] per CUSIP (Less than [ ] days)

▪	Out-Of-Pocket Expenses
▪	Including but not limited to telephone toll-free lines, telephone calls, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, processing of literature fulfillment kits, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, NSCC System Interface, DST charges, shareholder/dealer print out (daily confirms, investor confirms, tax, check printing and writing and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, omnibus conversions, travel, excess history, FATCA and other compliance mailings.

▪	Additional Services
▪	Available but not included above are the following services - FAN Web shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, cost basis reporting, short-term trader reporting, excessive trader, investor email services, dealer reclaim services, literature fulfillment, lead conversion reporting, 12b-1 aging, money market fund service organizations, charges paid by investors, physical certificate processing, Real Time Cash Flow, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), Fund Source, EConnect Delivery, Shareholder Call review analysis, and additional services mutually agreed upon.

Amended Exhibit C (continued) to the
Transfer Agent Servicing Agreement - Brown Advisory Funds
June Services 2015 through May Services, 2018

SUPPLEMENTAL FEES

Transfer Agent Supplemental Services
E-Commerce Services Fee Schedule

FAN WEB – Shareholder internet access to account information and transaction capabilities through a hyperlink at the fund group web site.  Shareholders access account information, portfolio listing fund family, transaction history, purchase additional shares through ACH, etc.
1. FAN Web Select “Hybrid” (Fund Groups under [  ] open accounts) – Standard Web services
• Implementation - $[  ]  per fund group – includes up to [  ] hours of technical/BSA support
• Annual Base Fee - $[  ]  per year (annual base fee increases to $[  ] per year when the fund group exceeds [  ] open direct accounts)
2. FAN Web Direct (API) – Quoted Separately
3. Customization - $[  ]  per hour – (subject to change at prevailing rates of vendor)
4. Activity (Session) Fees:
• Inquiry - $[  ] per event
• Account Maintenance - $[  ] per event
• Transaction – financial transactions, reorder statements, etc. - $[  ]  per event
• New Account Set-up - $[  ]  per event (Typically not available with FAN Web Select, but Brown Advisory Funds are using a Hybrid of FAN Web Select.)
• Strong Authentication:
$[  ] /month per active FAN Web ID (Any ID that has had activity within the [  ] -day period prior to the billing cycle)

FAN Web- Responsive Design (includes Mobile Access)
Shareholder account access through the internet.  Shareholders can securely access account information, conduct financial transactions, and perform account maintenance activities. Electronic document delivery is also available as an adjunct service. This version of FAN Web has a completely redesigned, modern user interface which caters to a full range of connected devices, including tablets and smart phones.
▪ FAN Web Select “Hybrid” (Fund Groups under [  ] open accounts)
  − Implementation – $[  ]  per fund group – includes up to [  ] hours of technical/BSA support
  − Annual Base Fee - $[  ]  ($[  ] for [  ]  or more accounts) per year
▪ Customization - $[  ]  per hour - (subject to change at prevailing rates of vendor)
▪ Activity (Session) Fees:
  − Inquiry - $[  ]  per event
  − Account Maintenance - $[  ]  per event
  − Transaction – financial transactions, duplicate statement requests, etc. - $[  ]  per event
  − New Account Set-up - $[  ]  per event (Not available with FAN Web Select)
▪ Strong Authentication:
  − $[  ]  per month per active FAN Web ID (Any ID that has had activity within the 180-day period prior to the billing cycle)

Amended Exhibit C (continued) to the
Transfer Agent Servicing Agreement - Brown Advisory Funds
June Services 2015 through May Services, 2018

FAN MAIL – Financial planner mailbox provides transaction, account and price information to financial planners and small broker/dealers for import into a variety of financial planning software packages.

Base Fee Per Management Company – file generation and delivery - $[  ]  per year
Per Record Charge
• Rep/Branch/ID - $[  ]
• Dealer - $[  ]
• Price Files - $[  ] per record or $[  ]  per user per month, whichever is less

VISION – Permits broker/dealers, financial planners, and RIAs to us a web-based system to perform order and account inquiry, execute trades, print applications, review prospectuses, and establish new accounts.

Inquiry Only
• Inquiry - $[  ]  per event
• Per broker ID - $[  ]  per month per ID
Transaction Processing
• Implementation - $[  ]  per management company
• Transaction – purchase, redeem, exchange, literature order - $[  ]  per event
• New Account Set-up – may contain multiple fund/accounts - $[  ]  per event
• Monthly Minimum Charge - $[  ] per month

Fund Source –
Client Access to audited fund information, pricing, performance, literature, processing guidelines.
 − $[  ] per Month – Unlimited Users

eConnect –
Upon consent from shareholder caller, forms and fulfillment pieces can be sent via email through a secured service rather than mailed.
− $[  ] per Email
Client Web Data Access
USBFS client on-line access to fund and investor data through USBFS technology applications and data delivery and security software.
▪ Report Source – Report and Data File Storage & Retrieval
 -  Setup: No Charge (Includes access to Fund Source), Standard Fee is $[  ]
 -  Service: No Charge /user per month, Standard Fee is $[  ] /user/month
▪ BDS – Statement Storage & Retrieval
 -  Setup: $[  ]  /user
 -  Service: $[  ] /user per month

▪ Ad Hoc/ PowerSelect File Development
 - Standard ad-hoc select:$ [  ]  per file
 - Custom coded date for recurring, scheduled delivery: $[  ]  per hour consultation and programming development
 - Support: $[  ] per file per month for recurring files/reports scheduled for delivery via Report Source.
 - Recurring files scheduled for delivery via Report Source.
▪ Custom Electronic File Exchange (DDS delivery of standard TIP files)
 - Support: $[  ]  per file per month
 - Setup: $[  ]  one-time fee

Amended Exhibit C (continued) to the
Transfer Agent Servicing Agreement - Brown Advisory Funds
June Services 2015 through May Services, 2018

Supplemental Fees

Recordkeeping Application Access
▪	Internet VPN – Infrastructure to allow for application accessibility to host systems and file transfers
−	$[ ] implementation
−	$[ ] per month
▪	Physical Network – Infrastructure to allow for application accessibility to host systems and file transfers
−	Cost varies depending upon location and bandwidth
▪	TA2000 3270 Emulation (Mainframe Green Screen) – Account inquiry and ability to perform financial transactions or account maintenance depending upon user access.
−	$[ ] implementation
−	$[ ] per ID per month
▪	TA2000 Desktop (Graphic User Interface to the TA2000 Mainframe) – Account inquiry and ability to perform financial transactions or account maintenance depending upon user access provisioning.
−	$[ ] implementation
−	$[ ] per ID per month
▪	TA2000 SmartDesk (Web Application to TA2000 Mainframe) – Account inquiry only.
−	$[ ] implementation
−	$[ ] per ID per month
▪	Automated Work Distributor (AWD) – Image and workflow application.
−	$[ ] implementation
−	$[ ] per ID per month
▪	Same Day Cash Management (SDCM) – Fund level transaction and cash reporting.
−	$[ ] implementation
−	$[ ] per ID per month
▪	PowerSelect – SQL database used for ad hoc reporting from the shareholder recordkeeping system.
−	$[ ] per month

Programming Charges- (subject to change at prevailing rate of vendor)
▪	$[ ] per hour
▪	Charges incurred for customized services based upon fund family requirements including but not limited to:
-	Fund setup programming (transfer agent system, statements, options, etc.)
-	Conversion programming
-	Customized service development
-	Voice response system setup (menu selections, shareholder system integration, testing, etc.)
-	All other client specific customization and/or development services

Outbound Calling & Marketing Campaigns – Cost based on project requirements.

Amended Exhibit C (continued) to the
Transfer Agent Servicing Agreement - Brown Advisory Funds
June Services 2015 through May Services, 2018

Informa Shareholder Electronic Statement Services
 Supplemental Services Fee Schedule

Electronic Confirm Presentation
eCDLY will load shareowner daily confirmations (financial transactions only, does not include maintenance confirmations) and send notification to consented shareowners of a new document to view.
▪	Document Loading, Storage, and Access - $[ ] per statement
▪	Document Consent Processing, Suppression, and Notification - $[ ] per suppressed statement
▪	Development & Implementation of Electronic Confirm Statements - $[ ] initial setup fee

Electronic Investor Statement Presentation
eStatements will load shareowner investor statements in a PDF format and send notification to the consented shareowners of a new document to view.
▪	Document Loading, Storage, and Access - $[ ] per statement
▪	Document Consent Processing, Suppression, and Notification - $[ ] per suppressed statement
▪	Development & Implementation of Electronic Investor Statements - $[ ] initial setup fee

Electronic Tax Presentation
eTax will load TA2000 tax forms and send notification to the consented shareowners of a new document to view.
▪	Document Loading, Storage, and Access - $[ ] per statement
▪	Document Consent Processing, Suppression, and Notification - $[ ] per suppressed statement
▪	Development & Implementation of Electronic Tax Statements - $[ ] initial setup fee

Electronic Compliance Presentation
eCompliance allows consented users to receive an email containing a link to the respective compliance material for each compliance run.
▪	Document Loading, Storage, and Access
▪	Document Consent Processing, Suppression, and Notification - $[ ] per suppressed statement
▪	Development & Implementation of Electronic Compliance Documents - $[ ] initial setup fee

FAN Web Transaction Fees
▪	View Consent Enrollment - $[ ] per transaction
▪	Consent Enrollment - $[ ] per transaction
▪	View Statements - $[ ] per view

Vision Electronic Statements
Provides the capability for financial intermediaries to access electronic statements via the Vision application.*
▪	Implementation Fees - $[ ] per fund group
▪	Load charges - $[ ] per image
▪	Archive charge (for any image stored beyond [ ] years) - $[ ] per document

*Normal Vision ID and activity charges also apply.
*FAN Web customization charges also apply

Notes:

All pricing based upon contractual three-year term.  Proposal is rough estimate based upon client request.  Rates subject to change once formal business requirements are received and reviewed.  Estimate is valid for 90 days based on the following conditions:
▪	Document Loading, Storage and Access - Statements presented as PDF documents. Includes data preparation for web-based presentment, document loading, hot storage for two years (2) on primary DASD and WORM-media and unlimited access. Statements will be loaded for all accounts, regardless of consent.
▪	Document Consent Processing, Suppression & Notification – On-line consent registration, paper suppression, processing, quality control and email notification of document availability to an ISP address. Suppression and Notification volume will be determined by customer consent. Email notification of document availability to an ISP address. Notification volume will be determined by customer consent.
▪	Document Setup & Development Fees-- Includes gathering business requirements and creation of functional specification document with record types II, AS, and AT, utilizing a DST OUTPUT MIMS data feed. Applies to major classes of documents (e.g. daily confirm, investor, and tax documents) and significantly different documents within a class (e.g. a high net worth statement). Document set up fees will be determined upon requirements gathering and defining project scope.
▪	Consent options will be reflected on TA2000; Email tracking and reporting on TA2000 Electronic Media reports
Standard Development Fee- Fee assessed for any additional programming outside of the initial implementation scope or any additional post-production enhancements.

Amended Exhibit C (continued) to the
Transfer Agent Servicing Agreement - Brown Advisory Funds
June Services 2015 through May Services, 2018

TRANSFER AGENT & SHAREHOLDER SERVICES
SUPPLEMENTAL SERVICES - FEE SCHEDULE

Transfer Agent Training Services
▪	On-site at USBFS - $[ ] /day
▪	At client location - $[ ] /day plus travel and out-of-pocket expenses if required

Short-Term Trader – Software application used to track and/or assess transaction fees that are determined to be short-term trades.  Service can be applied to some or all funds within a fund family. Fees will be applied if the fund(s) have a redemption fee.
▪	[ ] days or less: $[ ] /open account
▪	[ ] -[ ] days: $[ ] /open account
▪	[ ] -[ ] days: $[ ] /open account
▪	[ ] days – [ ] year: $[ ] /open account
▪	[ ] year – [ ] years: $[ ] /open account

Cost Basis Reporting – Annual reporting of shareholder cost basis for non-fiduciary direct accounts.
▪	$[ ] /direct open account per year
Excessive Trader – Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.
▪	$[ ] setup /fund group of [ ] -[ ] funds, $[ ] setup /fund group of over [ ] funds
▪	$[ ] /account per year

12b-1 Distribution Fee Aging – Aging shareholder account share lots in order to monitor and begin assessing 12b-1 fees after a certain share lot age will be charged at $[  ]  per open account per year.
Email Services – Services to capture, queue, monitor, service and archive shareholder email correspondence:
▪	$[ ] setup /fund group
▪	$[ ] /month administration
▪	$[ ] /received email correspondence

Dealer Reclaim Services – Services reclaim fund losses due to the pricing differences for dealer trade adjustments such as between dealer placed trades and cancellations.  There will be no correspondence charges related to this service.
▪	$[ ] per letter mailed on losses $[ ] or more

Literature Fulfillment Services
▪	Account Management/Database Administration
−	$[ ] per month
−	Receiving - $[ ] per SKU
−	Order Processing - $[ ] per order
−	Skid Storage - $[ ] per month per location
−	Disposal - $[ ] per SKU
▪	Inbound Teleservicing Only
−	Account Management - $[ ] per month
−	Call Servicing - $[ ] per minute
▪	Lead Source Reporting
−	$[ ] per month
▪	Closed Loop Reporting
−	Account Management - $[ ] per month
−	Database Installation, Setup - $[ ] per fund group
▪	Out-of-Pocket Expenses
−	Included but not limited to specialized programming, kit and order processing expenses, postage, and printing.

Shareholder Call Review Analysis
Includes Call Sampling sent securely to client and Reporting of internal representative reviews.
▪	$[ ] per Month

CTI Reporting – Integrated custom detailed call reporting
▪	$[ ] per monthly report

Amended Exhibit C (continued) to the
Transfer Agent Servicing Agreement - Brown Advisory Funds
June Services 2015 through May Services, 2018

FAF Money Market Fund Service Organizations
▪	$[ ] /money market share class per year
▪	Out-of-pocket expenses (see Transfer Agent Fee Schedule)

Charges Paid by Investors
Shareholder accounts will be charged based upon the type of activity and type of account, including the following:
Qualified Plan Fees
▪	$[ ] /qualified plan account or Coverdell ESA account (Cap at $[ ] /SSN)
▪	$[ ] /transfer to successor trustee
▪	$[ ] /participant distribution (Excluding SWPs)
▪	$[ ] /refund of excess contribution
▪	$[ ] /reconversion/recharacterization

Additional Shareholder Paid Fees

▪	$[ ] /outgoing wire transfer or overnight delivery
▪	$[ ] /telephone exchange
▪	$[ ] /return check or ACH or stop payment
▪	$[ ] /research request per account (Cap at $[ ] /request) (This fee applies to requests for statements older than the prior year)

Real Time Cash Flow
▪	Implementation (one time charge) & Recurring Charges (monthly)
-	[ ] Users – $[ ]
-	[ ] Users – $[ ]
-	[ ] Users – $[ ]
-	[ ] Users – $[ ]
-	[ ] Users – $[ ]
-	[ ] Users – $[ ]
▪	Training
▪	WebEx - $[ ] /user
▪	On Site at USBFS - $[ ] /day
▪	At Client Location - $[ ] /day plus travel and out-of-pocket expenses if required
▪	Real Time Data Feeds
-	Implementation (per feed) - $[ ] /hour ([ ] hour estimate)
-	Recurring (per feed) - $[ ] /month

CTI Reporting – Integrated custom detailed call reporting)
▪	$[ ] /monthly report

▪	Amended Exhibit C (continued) to the
▪	Transfer Agent Servicing Agreement - Brown Advisory Funds
MARS SystemTM  - Fees on or after October 1, 2015

Brown Advisory MARS Lite Setup and Implementation

System Version 7i Implementation Cost

■	$[ ] – MARS Base Sales Reporting and 22c-2 Compliance Modules (Includes up to [ ] years of DST/TA2000 data)

Product & Services (Monthly fee)

■	$[ ] – Sales & Compliance Reporting

Includes Enhanced Services. Basic support components, file import assistance, data scrubbing (cleaning of firm, office, and rep information), database query requests, compliance report monitoring/review/analysis, and business requirements analysis. Includes interfaces for US Bank, Schwab, Fidelity and OmniServ.

This also includes sending monthly asset report monthly to Brown Advisory for internal CRM tool if necessary via e-mail.  If FTP is necessary, then a system upgrade would need to be processed at additional costs.

Does not provide user access or CRM functionality.

Additional System Setup & Implementation Costs (One-time fee).

■	$[ ] – Custom Data Interface Setup (cost per interface)

■	$[ ] – Standard Interface Setup (cost per interface)

■	$[ ] – OmniServ Setup (In addition to the current $[ ] that DTCC/NSCC will charge to setup OmniServ)

■	$[ ] – Additional OmniServ Interface

MARS Training (At Brown Advisory Offices rather than Web Ex)

■	$[ ] /day plus travel and out-of-pocket expenses if required

Software or Report Customization
Software or Report Customization is only if Brown Advisory is asking for SalesFocus (MARS) to make a change to the system. Running reports and making customizations in-house would not generate an additional charge. Running reports and making customization in-house is included in the base fee for enhanced services above under Product & Services.

■	$[ ] /hour

Upgrades & Enhancements

■	Quoted separately through a Statement of Work

Amended Exhibit C (continued) to the
Transfer Agent Servicing Agreement - Brown Advisory Funds
MARS SystemTM – Fees on or after October 1, 2015

Service Level Goals
After the implementation clean-up is complete the following information can be sent via E-mail at the specified goals.  If FTP is required, a system enhancement would be required at additional costs.

■	Daily transactions completed by 1 pm cst.

■	Daily flagged trades completed by 2 pm cst.

■	Client requests (received by 3:30 pm cst) responded to same day.

■	Monthly assets completed by the 18th of the month.

All additional costs that may be charged by intermediaries/NSCC for data feeds are not included.

Exhibit D to the
Transfer Agent Servicing Agreement – Brown Advisory Funds

DATA WAREHOUSE SERVICES

1. Certain Definitions

Whenever used in this Exhibit D, the following words and phrases shall have the meanings set forth below unless the context otherwise requires:

A.	“MARS SystemTM” means the system made available through Sales Focus Solutions, a subsidiary of Phoenix American Incorporated, known as “MARSTM” which allows for analysis of sales data from the transfer agent or intermediaries which provides detail for omnibus account trades, identifies or reports suspicious trading activity and manages compliance related activities and reporting.

B.	“Data Warehouse Services” means the services which are made available to consenting end-users (“User,” as defined below) whereby certain Electronic Reports (as defined below) may be searched, viewed, downloaded and printed.

C.	“User(s)” means the person(s) to whom Electronic Reports are made available.

D.	“Electronic Reports” means an Electronic Report created with investor transaction data housed by DST (the Transfer Agent’s record keeping system) and may include but not be limited to: 22c-2 Compliance Reports, Omnibus Account Reconciliation, Sales Reporting, Platform Reporting and Campaign Management and Tracking.

2. Services Covered

USBFS shall allow access to Data Warehouse Services by authorized Users on behalf of the Trust in accordance with the terms of this Agreement.

3. Duties and Responsibilities of USBFS

USBFS will provide the following implementation support:

(1)  Project Management Assistance
(2)  Setup and Testing of System Interfaces
(3)  Conversion of Historical Data from the Trust
(4)  Assist with Sales Channel and Sales Territory Setup
(5)  Assist with Clearing/Executing Firm Relationships
(6)  Assist with Compliance Rule Setup
(7)  Database Setup (User Defined Fields)
(8)  Training (additional fee)

USBFS will provide the following support services after implementation:

(1)  Assist with Project Management
(2)  Dedicated Client Service team
(3)  Weekly status calls (if needed)
(4)  Setup and testing of requests from the Trust
(5)  Duplicate Data Identification
(6)  Assistance with System File Imports
(7)  Custom Report Programming (at Programming rates)
(8)  Enhanced support available at a designated fee (such as database query reports, compliance report review and analysis, compliance workflow assistance)

4. Duties and Responsibilities of the Trust

The Trust shall:

A.	Assume exclusive responsibility for the consequences of any instructions it may give to USBFS and for the Trust’s failure to supply accurate information to USBFS.

B.	Comply and instruct Users to comply with all the User enrollment instructions and authorization procedures.

5. System Maintenance

The Trust understands that USBFS will have to perform periodic maintenance to the hardware and software used to provide MARSTM and Data Warehouse Services, which may cause temporary service interruptions.  USBFS shall notify the Trust of all planned outages of its own hardware and software and, to the extent possible, will perform any necessary maintenance during non-business hours.

6. Additional Representation and Warranty

The parties hereby warrant that neither party shall knowingly or recklessly insert into any interface, other software, or other program or data provided by such party to the other hereunder, or accessible on the Trust’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder.  For failure to comply with this warranty, the non-complying party shall promptly replace all copies of the affected work product, system or software.  All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

7. Proprietary Rights
A.	The Trust acknowledges and agrees that by virtue of subscribing to MARSTM and Data Warehouse Services through USBFS, it shall not obtain any rights in or to any of the software, templates, screen and file formats, interface protocols, formats and development tools and instructions, hardware, processes, trade secrets, instruction manuals, enrollment authorization, authentication and other business processes, proprietary information or distribution and communication networks used to provide MARSTM and Data Warehouse Services owned by Sales Focus Solutions and licensed to USBFS. Any interfaces and software provided to the Trust in order to provide connectivity to MARSTM and Data Warehouse through USBFS shall be used by the Trust and Users only for the period during which this Exhibit D is in effect and only in accordance with the terms of this Exhibit D, and shall not be used by the Trust to provide connectivity to or through any other system or person without USBFS’ prior written approval. The Trust shall not copy, decompile or reverse engineer any software or programs provided to the Trust hereunder. The Trust also agrees not to take any action which would mask, delete or otherwise alter any on-screen disclaimers and copyright, trademark and service mark notifications, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.

B.	The MARSTM or DATA WAREHOUSE Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the Trust. The Trust retains all rights in such intellectual property that may reside on the MARSTM or Data Warehouse Services site, not including any intellectual property provided by or otherwise obtained from USBFS.

8. Compensation

USBFS shall be compensated for providing MARSTM or Data Warehouse Services to the Trust in accordance with the fee schedule set forth in Amended Exhibit C.

9. Additional Indemnification; Limitation of Liability

A.	USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF MARSTM AND DATA WAREHOUSE SERVICES. Accordingly, USBFS’ sole liability to the Trust or any third party (including Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in MARSTM or Data Warehouse Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume MARSTM or Data Warehouse Services as promptly as is reasonably possible.

B.	USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Trust and its trustees, officers, employees, and Users from and against any and all claims, demands, losses, expenses, damages or liabilities of any and every nature, including reasonable attorneys’ fees, arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of MARSTM or Data Warehouse Services and (b) the provision of the Trust Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.	If an injunction is issued against the Trust’s and Users’ use of MARSTM or Data Warehouse Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Trust and Users the right to continue to use MARSTM or Data Warehouse Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Trust, replace or modify MARSTM or Data Warehouse Services so that they become non-infringing, provided that, in the Trust’s judgment, such replacement or modification does not materially and adversely affect the performance of MARSTM or Data Warehouse Services or significantly lessen their utility to the Trust and Users. If in the Trust’s judgment, such replacement or modification does materially adversely affect the performance of MARSTM or DATA Warehouse Services or significantly lessen their utility to the Trust and Users, the Trust may terminate all rights to use MARSTM or Data Warehouse Services and the Trust’s responsibilities under this Exhibit D immediately on written notice to USBFS without prejudice to any other legal or equitable right or remedy.

D.	Because the ability of USBFS to deliver MARSTM and Data Warehouse Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, including Sales Focus Solutions, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of MARSTM and Data Warehouse Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties.

E.	The Trust and Users are responsible for verifying the accuracy of their respective data or information that they supply or make available to USBFS for delivery through MARSTM and Data Warehouse Services. The Trust is responsible for advising Users of their responsibilities to promptly notify USBFS of any errors or inaccuracies of which Users are or become aware relating to data or other information made available via MARSTM and Data Warehouse Services with respect to the Trust’s shareholders.

F.	USBFS shall not be responsible for the accuracy of input material from Users and the Trust’s record-keeping systems maintained by third parties nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at USBFS’ data center as determined by the records maintained by USBFS.

10. File Security and Retention; Confidentiality

A.	USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Trust’s data bases, files, and other information provided by the Trust to USBFS for use with MARSTM and Data Warehouse Services, (collectively, “Trust Files”). USBFS’s security provisions with respect to MARSTM and Data Warehouse Services and the Trust Files will be no less protected than USBFS’s security provisions with respect to its own proprietary information. USBFS agrees that any and all Trust Files maintained by USBFS for the Trust hereunder shall be available for inspection by the Trust’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act. In addition, USBFS will not use, or permit the use of, names of Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’s delivery of MARSTM and Data Warehouse Services.

B.	USBFS shall treat as confidential and not disclose or otherwise make available any of the Trust’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS. USBFS will instruct and shall be responsible for ensuring that its agents, employees and consultants who have access to the Confidential Information keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this Agreement for any reason and upon the Trust’s request, USBFS shall return to the Trust, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.	Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was properly known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency, provided that to the extent legally permissible, USBFS promptly informs the trust of any such requirement in a manner reasonably calculated to enable the trust to pursue a protective order or other injunctive relief against such disclosure.

11. Warranties

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS EXHIBIT, MARSTM AND DATA WAREHOUSE SERVICES AND ALL EQUIPMENT, SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT ARE PROVIDED “AS IS” ON AN “AS AVAILABLE” BASIS, AND USBFS HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING MARS OR DATA WAREHOUSE SERVICES PROVIDED HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

12. Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit D, (i) the Trust and Users will immediately end their access to MARSTM and Data Warehouse Services and (ii) the Trust will return all codes, system access mechanisms, programs, manuals, confidential or proprietary information and other written information provided to it by USBFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium to the extent permitted by applicable law.